Exhibit 23.9

CONSENT OF SCHLUMBERGER TECHNOLOGY CORPORATION

As independent petroleum engineers, PetroTechnical Services Division of Schlumberger Technology Corporation hereby consents to the inclusion or incorporation by reference in this Registration Statement on Form S-4 of Breitburn Energy Partners LP of information from our firm’s reserves report dated 31 January 2014 entitled Reserve and Economic Evaluation Of Proved Reserves Of Certain BreitBurn Management Company, LLC Illinois and Michigan Basin Oil And Gas Interests As Of 31 December 2013 Executive Summary filed as Exhibit 99.2 to the 2013 Annual Report on Form 10-K of Breitburn Energy Partners LP, and all references to our firm included in or made part of this Registration Statement on Form S-4.

SCHLUMBERGER TECHNOLOGY CORPORATION

/s/ Charles M. Boyer II
Pittsburgh Consulting Manager
Advisor Unconventional Reservoirs
Pittsburgh, Pennsylvania
20 August 2014